Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE
P.O. Box 2 Oak Ridge, NC 27310
For More Information Contact:

Ron Black, President & CEO 336-644-9944

Oak Ridge Financial Services Announces First Quarter

Earnings And New Holding Company

Oak Ridge, North Carolina, May 16, 2007 – Oak Ridge Financial Services, Inc. (NASDAQ CM: BKOR), the holding company for Bank of Oak Ridge, today reported net income for the first quarter of 2007 of $172,000, compared with net income of $327,000 for the same period in 2006. Basic and diluted earnings per share were $0.10 and $0.09, respectively, for the first quarter of 2007, compared with basic and diluted earnings per share of $0.18 cents for the same period in 2006.

Oak Ridge Financial Services and Bank of Oak Ridge President, Ron Black, in commenting on the results, noted, “Our growth in loans, deposits and continuing asset quality were the bright spots this quarter, but the offset was lower than expected noninterest income and higher than expected noninterest expense. Our primary objectives for the remainder of the year are to grow loans, low-cost deposits and noninterest income while controlling the growth in noninterest expense.”

Effective April 20, 2007, the Bank of Oak Ridge became part of a newly formed holding company, Oak Ridge Financial Services, Inc. Under the terms of the Agreement, each one of the existing shares of Bank common stock, was converted, by operation of law, into one share of Oak Ridge Financial Services common stock so that each existing shareholder of the Bank became a shareholder of Oak Ridge Financial Services, owning the same number and percentage of shares in Oak Ridge Financial Services as previously owned in the Bank. Additionally, Oak Ridge Financial Services has assumed the ticker BKOR from the Bank of Oak Ridge and is traded on the NASDAQ Capital Market. Ron Black, in commenting on the holding company, noted, “The newly formed holding company will give us flexibility to raise capital and make acquisitions that previously were not available to us. The new holding company is a logical step for our organization.” Shareholders will be receiving instructions about exchanging their Bank of Oak Ridge stock certificates for Oak Ridge Financial Services certificates in the next few weeks.

Comparison of Financial Condition at March 31, 2007 and December 31, 2006

The Bank’s assets increased from $207.1 million to $211.6 million, up $4.5 million, or 2 percent, from December 31, 2006 to March 31, 2007. The majority of the increase in assets was due to increases in net loans, cash and due from banks, and trading assets; offset by decreases in securities available-for-sale and held-to-maturity securities, and federal funds sold. The increase in trading assets and decreases in available-for-sale and held-to-maturity securities were due to the Bank’s early adoption of SFAS No. 159 and No. 157.

Loans

Net loans totaled $167.7 million at the end of the 2007 first quarter, up $10.0 million, or 6 percent, from $157.7 million at December 31, 2006. The average yield on loans was 8.23 percent for the 2007 first quarter, up 52 basis points from 7.71 percent for the same period in 2006.

Investments

Investments, which consist of interest-bearing deposits with banks, federal funds sold, trading assets, securities available-for-sale and held-to-maturity, and Federal Home Loan Bank stock, totaled $26.1 million at the end of the 2007 first quarter, down $7.6 million, or 23 percent, from $33.7 million at December 31, 2006. The biggest component of the total decline was a $5.5 million decline in federal funds sold, with the majority of the remaining net decrease of $1.6 million in trading assets, available-for-sale, and securities held-to-maturity. The average yield on investments was 4.48 percent for the 2007 first quarter, up 10 basis points from 4.38 percent for the 2006 first quarter.

Deposits

Deposits totaled $178.1 million at the end of the 2007 first quarter, up $5.8 million, or 3 percent, from $172.3 million at December 31, 2006. The increase in deposits assisted in funding the bank’s loan growth. The average cost of interest-bearing deposits was 4.37 percent for the 2007 first quarter, up 77 basis points from 3.60 percent for the 2006 first quarter.

Borrowings

Borrowings totaled $16.0 million at the end of the 2007 first quarter, down $1.5 million, or 9 percent, from $17.5 million at December 31, 2006. The average cost of other borrowings was 5.30 percent for the 2007 first quarter, up 76 basis points from 4.54 percent for the 2006 first quarter.

Stockholders’ Equity

Stockholders’ equity totaled $16.6 million at the end of the 2007 first quarter, up $100,000, or 1 percent, from $16.5 million at December 31, 2006. Part of the increase resulted from net income of $172,000, with the remaining increase due to the early adoption of SFAS No. 159. The early adoption had a negative impact on total stockholders’ equity of $48,000 due to the reclassification of the Bank’s securities from the held-to-maturity category to the trading category. Additionally, the cumulative-effect adjustment of $393,000, representing the unrealized loss on the Bank’s entire securities portfolio (net of tax), was reclassified from accumulated other comprehensive loss as a reduction of retained earnings, on January 1, 2007.

Nonperforming Assets

Nonaccrual and accruing loans greater than 90 days past due totaled $649,000 at March 31, 2007, up $296,000, or 84 percent, from $353,000 at December 31, 2006. Approximately $518,000 of the total outstanding balance of nonaccrual and accruing loans greater than 90 days is to one borrower secured by a 1-4 family residence. The Bank has foreclosed and sold the residence, and is in the process of collecting the remaining balance from a willing and able guarantor. No loss is expected on this loan. The remaining $131,000 of the total outstanding balance of nonaccrual and accruing loans greater than 90 days are two loans secured by 1-4 family residences that are in the process of foreclosure. No loss is expected on the disposition of these loans. Therefore, management believes that the loan loss reserves allocated to these loans are adequate to cover any anticipated losses. Nonperforming loans to total loans were 0.38 percent and 0.22 percent at March 31, 2007 and December 31, 2006, respectively.

Operating Results for the three months ended March 31, 2007 and 2006

Net Income.

The Bank recorded net income of $172,000 and $327,000 for the three months ended March 31, 2007 and 2006, respectively.

Net Interest Income

The Bank’s net interest income in the first quarter of 2007 was $1.8 million, up $255,000, or 17 percent, from $1.5 million in the first quarter of 2006. The net interest margin in the first quarter of 2007 was 3.71 percent, compared with 3.76 percent for the same period in 2006. The 5 basis point decrease in the net interest margin in the first quarter of 2007 over the same period in 2006 is primarily a result of a 69 basis point increase in earning asset yields, offset by a 75 basis point increase in funding costs. Average interest-earning assets increased $30.0 million, and average interest-bearing liabilities increased $30.1 million from the first quarter of 2006 to the same period in 2007.

Provision for Loan Losses

The provision for loan losses decreased to $86,000 for the three months ended March 31, 2007 compared to $116,000 for the same period in the prior year. Provisions for loan losses are charged to income to bring the allowance for loan losses to a level we deem appropriate. In evaluating the allowance for loan losses, we consider factors that include growth and composition of the loan portfolio, historical loan loss experience, individual loans that may have estimated losses, and other relevant factors. The primary reason for the decreased provision from 2006 to 2007 was a decrease in the allowance for loan losses from 1.17 percent to 1.07 percent of loans from March 31, 2006 to March 31, 2007, respectively. The decrease in the allowance for loan losses to total loans was based on our assessment of the strong credit quality of the Bank’s current loan portfolio as well as a low level of charge offs in the last three fiscal years. The allowance for loan losses to total loans was 1.06, 1.07 and 1.17 percent at March 31, 2007, December 31, 2006 and March 31, 2006, respectively.

Noninterest Income

Noninterest income totaled $579,000 for the 2007 first quarter, up $66,000, or 13 percent, from $513,000 for the 2006 first quarter. Increases from 2006 to 2007 in service charges on deposit accounts, mortgage loan origination fees, income earned on bank owned life insurance, gain on trading activity, and other noninterest income of $20,000, $34,000, $1,000, $89,000 and $19,000, respectively, accounted for the majority of the total increase in noninterest income. These increases were offset by decreases in investment and insurance commissions and fee income from accounts receivable financing of $92,000 and $5,000, respectively. The increase in gain on trading activity was a result of the Bank’s early adoption of SFAS No. 159 on January 1, 2007. The large decrease in investment and insurance commissions from 2006 to 2007 was partly due to the Bank’s financial advisors and their administrative team focusing on the successful conversion to a new broker-dealer that occurred in early March of 2007.

Noninterest Expense

Noninterest expense totaled $2.0 million for the 2007 first quarter, up $424,000, or 27 percent, from $1.6 million for the 2006 first quarter. Salaries and employee benefits increased $223,000, or 26 percent, to $1.1 million compared to the first quarter of 2006, due to a higher number of bank employees required to support the Bank’s growth as well as the 6.5 hours per week increase in operating hours that occurred in October of 2006 in conjunction with the introduction of the Bank’s “Open Early, Open Late” and “6-Day Branch Banking at all Locations” strategies. Additionally, the Bank opened its fourth banking office in June of 2006. The employees associated with this location also contributed to the increase in salaries and employee benefits from 2006 to 2007. Other expense increased $162,000, or 160 percent, to $263,000 compared to the first quarter of 2006, largely due to increases in director’s fees, insurance expense, charitable contributions, employee related activities, and deposit account charge offs. Telecommunications expense increased $29,000, or 88 percent, to $62,000 compared to the first quarter of 2006, largely due to the Bank’s continuing investment in increased bandwidth to make employees more efficient and productive. Monetary increases in the remaining noninterest expense categories were not significant. Professional and advertising expenses decreased $20,000, or 8 percent, to $219,000 compared to the first quarter of 2006, largely due to lower advertising expenditures in the first quarter of 2007 compared to the same period in 2006.

About the Bank of Oak Ridge

Bank of Oak Ridge, headquartered in Oak Ridge, NC, is a community Bank with four locations in Oak Ridge, Summerfield, and Greensboro. The Bank offers a complete line of banking and investment services, including savings and checking accounts, mortgage and business loans, extended weekday and Saturday branch banking hours, same-day deposits, cash management services, business and personal internet banking with balance alerts and reminders, internet bill payment, and accounts designed specifically for seniors, small businesses and civic organizations. For more information, contact Bank of Oak Ridge at 336-644-9944, or visit www.bankofoakridge.com.

Forward-looking Information

This form contains certain forward-looking statements with respect to the financial condition, results of operations and business of the Bank. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of management of the Bank and on the information available to management at the time that these disclosures were prepared. These statements can be identified by the use of words like “expect,” “anticipate,” “estimate,” and “believe,” variations of these words and other similar expressions. Readers should not place undue reliance on forward-looking statements as a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, (1) competition in the Bank’s markets, (2) changes in the interest rate environment, (3) general national, regional or local economic conditions may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and the possible impairment of collectibility of loans, (4) legislative or regulatory changes, including changes in accounting standards, (5) significant changes in the federal and state legal and regulatory environment and tax laws, (6) the impact of changes in monetary and fiscal policies, laws, rules and regulations and (7) other risks and factors identified in the Bank’s other filings with the Federal Deposit Insurance Corporation. The Bank undertakes no obligation to update any forward-looking statements.

Bank of Oak Ridge

Financial Highlights (dollars in thousands, except share and per share data)

	Three months ended
	3/31/2007	3/31/2006	Change
Income Statement Data:
Total interest income	$3,715	$2,857	30.0%
Total interest expense	1,940	1,337	45.1

Net interest income	1,775	1,520	16.8
Provision for loan losses	86	116	(25.9)
Non-interest income	579	513	12.9
Non-interest expense	2,014	1,590	26.7
Provision for income taxes	82	—	n/a

Net income	$172	$327	(47.4)

Per share data and shares outstanding: (1)
Basic net income per share	$0.10	$0.18	(44.4)%
Diluted net income per share	$0.09	0.18	(50.0)
Book value at period end	9.26	9.19	0.8

Weighted average number of common shares outstanding (000’s):
Basic	1,790.2	1,789.5	0.0%
Diluted	1,855.3	1,851.3	0.2
Shares outstanding at period end	1,790.2	1,790.0	0.0

	March 31, 2007	December 31, 2006	Change
Balance sheet data
Total assets	$211,565	$207,136	2.1%
Loans receivable	169,511	159,427	6.3
Allowance for loan losses	1,795	1,704	5.3
Other interest-earning assets	26,096	33,729	(22.6)
Total deposits	178,060	172,285	3.4
Borrowings	16,000	17,500	(8.6)
Stockholders’ equity	16,577	16,453	0.8

	Three months ended
	3/31/2007	3/31/2006
Selected performance ratios:
Return on average assets (2)	0.34%	0.76%
Return on average stockholders’ equity (2)	4.16	8.57
Net interest margin (2)(3)	3.71	3.76
Net interest spread (2)(4)	3.20	3.26
Noninterest income as a % of total revenue	24.6	25.2
Noninterest income as a % of average assets (2)	1.1	1.2
Efficiency ratio (5)	85.56	78.21
Noninterest expense as a % of average assets (2)	3.9	3.7

	March 31, 2007	December 31, 2006
Asset quality ratios (at period end):
Nonperforming assets to period-end loans (6)	0.38%	0.22%
Allowance for loan losses to period-end loans	1.06	1.07
Allowance for loan losses to total assets	0.85	0.82
Net loan charge-offs to average loans outstanding (2)	—	0.03

Bank of Oak Ridge

Financial Highlights (dollars in thousands, except share and per share data)

(Unaudited)

	Three months ended
	3/31/2007	3/31/2006	Change
Total Revenue
Net interest income	$1,775	$1,520	16.8%

Fees and other revenue:
Service charges on deposit accounts	119	99	20.2
Mortgage loan origination fees	104	70	48.6
Investment and insurance commissions	142	234	(39.3)
Fee income from accounts receivable financing	39	44	(11.4)
Income earned on bank owned life insurance	39	38	2.6
Gain on trading activity	89	—	n/a
Other	47	28	67.9

Total noninterest income	579	513	12.9

Total revenue	$2,354	$2,033	15.8

	Three months ended
	3/31/2007	3/31/2006	Change
Noninterest Expense
Salaries and employee benefits	$1,092	$869	25.7%
Occupancy expense	128	123	4.1
Equipment expense	133	125	6.4
Data and items processing	73	61	19.7
Professional and advertising	219	239	(8.4)
Stationary and supplies	44	39	12.8
Telecommunications expense	62	33	87.9
Other	263	101	160.4

Total noninterest expense	$2,014	$1,590	26.7

	Three months ended
	3/31/2007	3/31/2006	Change
Average Balances
Total assets	$207,027	$174,505	18.6%
Loans receivable	164,656	127,413	29.2
Allowance for loan losses	1,727	1,452	18.9
Other interest-earning assets	29,428	36,659	(19.7)
Total deposits	173,030	142,159	21.7
Borrowings	16,302	16,200	0.6
Stockholders’ equity	16,751	15,481	8.2

(1)	Computed based on the weighted average number of shares outstanding during each period.
(2)	Ratios for the three-month periods ended March 31, 2007 and 2006 are presented on an annualized basis.
(3)	Net interest margin is net interest income divided by average interest earning assets.
(4)	Net interest spread is the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities.
(5)	Efficiency ratio is noninterest expense divided by the sum of net interest income and noninterest income.
(6)	Nonperforming assets consist of non-accruing loans, restructured loans and foreclosed assets, where applicable.